Exhibit 10.4

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

under the

ALBEMARLE CORPORATION 2008 INCENTIVE PLAN

This AWARD, made as of the 24th day of February 2014, by Albemarle Corporation, a Virginia corporation (the “Company”), to XXXX (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2008 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance-Based Restricted Stock Units (“Restricted Stock Units”)

1.	Grant Date. Pursuant to the Plan, the Company, on February 24th, 2014 (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of XXXX Restricted Stock Units (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Accounts. Restricted Stock Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. A Participant’s Account shall be the record of Restricted Stock Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. Except as otherwise provided herein, the Restricted Stock Units shall remain unearned, nonvested and subject to substantial risk of forfeiture.

4.	Performance Criteria. Participant’s Restricted Stock Units shall be earned as soon as practicable after the end of the Measurement Period based on the Company’s Working Capital Level, determined under the formula below. Such Restricted Stock Units (rounded to the nearest whole Unit) shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	Measurement Period. The Measurement Period is the 2014 and 2015 calendar period.

(b)	Working Capital Level. Working Capital Level is the Company’s “Working Capital” divided by the Company’s “Revenues” as of the end of the Measurement Period. Working Capital shall mean Accounts Receivable and Inventories, net of Accounts Payable (same definition as for AIP), as adjusted for one-time items and sustainability. Revenues shall mean trailing twelve months net sales (2015 revenue), as adjusted for one-time items.

(c)	Earned Award. The Earned Award shall be a Designated Percentage of Restricted Stock Units where the Designated Percentage is determined under the following table (Awards to be interpolated between the Designated Percentages below):

Working Capital Level	Designated Percentage is

27.8% or greater	50% of Target Units

26%	75% of Target Units

24.5% or less	100% of Target Units

(d)	For purposes of the above calculations, the Designated Percentage of Restricted Stock Units will be rounded to the nearest whole percent.

Valuation of Restricted Stock Units

5.	Value of Units. The value of each Restricted Stock Unit on any date shall be equal to the value of one share of the Company’s Common Stock on such date.

6.	Value of Stock. For purposes of this Award, the value of the Company’s Common Stock is the Fair Market Value of the Stock (as defined in the Plan) on the date any Restricted Stock Units become earned, vested and payable hereunder.

Vesting of Earned Restricted Stock Units

7.	Earned Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Restricted Stock Units that Participant has earned. The date as of which the Committee determines the number of Restricted Stock Units earned shall be the “Award Date.”

8.	Restrictions. Except as provided herein, the earned Restricted Stock Units shall remain unvested and forfeitable.

9.	Vesting. Participant’s interest in one-half of the earned Restricted Stock Units shall become vested and non-forfeitable on the Award Date and will be paid as soon as practicable thereafter. The final one-half of the earned Restricted Stock Units shall become vested and non-forfeitable as of January 1 of the first calendar year following the calendar year that contains the Award Date.

Death, Disability, Retirement and Termination by the Company for any Reason other than Cause

10.	During the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, (a) if a Participant separates from service for any reason during 2014, then the Participant’s Restricted Stock Units shall be forfeited; and (b) if a Participant separates from service during 2015 on account of death, permanent and total disability within the meaning of section 22(e)(3) of the Code (“Disability” or “Disabled”), Retirement (as defined in paragraph 14 hereof) or termination by the Company for any reason other than Cause, then the Participant’s Restricted Stock Units shall be earned under paragraph 7 above as of the Award Date based on the criteria set forth in paragraph 4 above and 50% of the Restricted Stock Units granted to the Participant; and any remaining Restricted Stock Units as of the Award Date shall be forfeited. The number of Restricted Stock Units earned shall be determined by the Committee in its sole and absolute discretion within the limits provided in the Plan and the Restricted Stock Units shall be fully vested as of the Award Date, and payable pursuant to paragraphs 16-18 hereof.

11.	After the Measurement Period. Anything in this Notice of Award to the contrary notwithstanding, if, after the Measurement Period ends, but prior to the Award Date, Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause, such Participant shall earn his Restricted Stock Units pursuant to paragraph 7 and such earned Units shall be fully vested as of the Award Date and payable pursuant to paragraphs 16-18 hereof.

12.	During the Vesting Period. Anything in this Notice of Award to the contrary notwithstanding, if, after the Award Date, but prior to the forfeiture of the Restricted Stock Units under paragraph 13, Participant dies, becomes Disabled or Retires while in the employ of the Company or an Affiliate or is terminated by the Company for any reason other than Cause, then all earned Restricted Stock Units that are forfeitable shall become non-forfeitable as of the date of Participant’s death, Disability, Retirement or termination by the Company for any reason other than Cause, as the case may be, and shall be paid pursuant to paragraphs 16-18 hereof.

13.	Forfeiture. All Restricted Stock Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates voluntarily or is terminated with Cause, except by reason of Participant’s death, Retirement, Disability, or his termination by the Company for any reason other than Cause.

14.	Retirement. Retirement means, for purposes of this Award, termination of employment after having attained age 55 and completed at least 10 years of service with the Company or an Affiliate.

15.	Termination for Cause. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

Payment of Awards

16.	Time of Payment. Payment of Participant’s Restricted Stock Units shall be made as soon as practicable after the Units have become non-forfeitable (or the Award Date, if later), but in no event later than March 15th of the calendar year after the year in which the Units become non-forfeitable.

17.	Form of Payment. The vested Restricted Stock Units shall be paid in whole shares of the Company’s Common Stock.

18.	Death of Participant. If Participant dies prior to the payment of his or her non-forfeitable Restricted Stock Units, such Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

19.	Taxes. The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by the Participant as their place of residence in the Company’s system of record at the time the Award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant’s responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

General Provisions

20.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of Restricted Stock Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

21.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

22.	Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.

23.	Conflicts. (a) In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

(b) In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement entered between the Participant and the Company, the provisions of this Award shall govern.

24.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

25.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), the following rules shall apply:

(a)	If a Change in Control occurs before the Measurement Period has been completed, a portion of the Participant’s Restricted Stock Units shall be deemed earned and will be vested and paid. The number of Restricted Stock Units that will be deemed earned and vested in accordance with the prior sentence shall equal the greater of:

(i)	50% of the target number of Restricted Stock Units; and

(ii)	a number of Restricted Stock Units based on actual performance of the Company against the performance criteria for the Restricted Stock Units for that portion of the Measurement Period for the Restricted Stock Units elapsed up to the end of the most recently completed calendar quarter prior to the date of the Change in Control and based on target performance during the balance of such Measurement Period in accordance with the following formula:

Number of Units to be vested and paid = (QC/8) x (AP/TP) x Number of Target Units + ((8-QC)/8) x Number of Target Units

Where: QC = the number of completed calendar quarters of the performance period prior to a Change in Control.

AP = actual performance of the Company under the criteria for the Restricted Stock Units for the relevant period.

TP = target performance of the Company under the criteria for the Restricted Stock Units for the relevant period whereas ‘target performance’ is equal to 100%, meaning that the Working Capital Level is 24.5% or less.

(b)	If a Change in Control occurs after the Measurement Period has been completed, but prior to the forfeiture of the Performance Units under paragraph 13, all earned Restricted Stock Units that are forfeitable shall become non-forfeitable as of the date of the Change in Control.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION

By: